Exhibit 12.01


                      Commercial Credit Company and Subsidiaries
                  Computation of Ratio of Earnings to Fixed Charges
                      (In millions of dollars, except for ratio)




                                           Nine months ended September 30,
                                        -----------------------------------
                                                        1994          1993
                                                        ----          ----
         Income before income taxes, minority interest
           and cumulative of changes in accounting
           principle                                  $273.8        $366.0
         Elimination of undistributed equity earnings   (1.6)        (19.9)
         Pre-tax minority interest                     (15.5)        (27.3)
         Interest                                      293.4         270.0
         Portion of rentals deemed to be interest        8.2           8.6
                                                       -----         -----

           Earnings available for fixed charges       $558.3        $597.4
                                                       =====         =====

         Fixed charges
         -------------
         Interest                                     $293.4        $270.0
         Portion of rentals deemed to be interest        8.2           8.6
                                                       -----         -----
           Fixed charges                              $301.6        $278.6
                                                       =====         =====

         Ratio of earnings to fixed charges              1.85x        2.14x
                                                         ====         ====